EXHIBIT 99.1

Wireless Telecom Group INC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

Wireless Telecom Group Announces Strong Growth in
2005 Sales

NEWS RELEASE

Contact:    Paul Genova
                   (973) 386-9696

For Immediate Release

Thursday, March 30, 2005

Parsippany, New Jersey – Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today results for the twelve months and fourth quarter ended December 31, 2005. For the twelve months, net sales were $38,771,000 as compared to $22,105,000 recorded in the twelve months ended in 2004, an increase of 75%. The increase resulted from the combination of sales of recently acquired Willtek Communications GmbH as well as continued growth in sales of the company's pre-acquisition units.

For the quarter ended December 31, 2005, net sales were $14,297,000 as compared to $5,091,000 recorded in the fourth quarter of 2004, an increase of 181%. Net sales for the quarter, excluding the impact of the acquisition, were $5,916,000 as compared to $5,091,000 in the fourth quarter of 2004. Net sales for the Willtek group included initial revenue from a major Asian handset manufacturer.

Net income for the twelve months ended December 31, 2005 was $3,544,000 or $.16 per share diluted as compared with $2,331,000 or $.13 per share diluted reported for the comparable period of the prior year. Net income for the fourth quarter was $790,000 or $.03 per share diluted as compared to net income of $711,000 or $.04 per share diluted for the comparable period of the prior year. Income before income taxes for the fourth quarter was $1,306,000 or $.05 per share diluted as compared to income before taxes of $411,000 or $.02 per share diluted for the comparable period of the prior year.

"With contribution from both the excellent performance of our historic business and our acquisition of Willtek Communications with its strong position in the robust cellular/wireless handset testing market, we are pleased with the growth of revenue from 2004 to 2005", said Monty Johnson, CEO. "We are also pleased that our earnings have increased in 2005 over those for 2004. The combination of our strong revenue performance and the impact of our synergy-based cost reduction program from the Willtek acquisition are providing positive financial results."

"To maximize the return to our shareholders, our strategy is based on continued revenue and earnings growth", continues Johnson. "Consistent with that strategy and the growth opportunities we see in the markets we serve, we plan to re-invest our earnings into the business. We believe this provides the best opportunity to build sustained value."

Wireless Telecom Group, Inc designs and manufactures a variety of products serving the global wireless and telecommunications markets. Comprised of four business groups brought together through acquisitions, NoiseCom, Boonton Electronics, Microlab/FXR, and Willtek Communications, the group provides a complementary suite of RF and Microwave-based products, with a major portion focused on advanced telecom testing. Their products include peak power meters, precision noise generators, mobile phone testing solutions, and passive component solutions for cellular/mobile, WiFi, satellite, and other advanced communications networks, all critical enablers to the rapid growth in world-wide communications and computing solutions. This technological synergy has enabled Wireless Telecom Group, Inc. to become a full service supplier of both the commercial and military telecommunications industries.

Wireless Telecom Group's website address is http://www.wtt.bz. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004 and Forms 10-Q for 2005.

See following Selected Financial Results

Wireless Telecom Group INC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	(unaudited)
	2005	2004	2005	2004
Statement of Operations Data:
Net sales	$14,297	$5,091	$38,771	$22,105
Gross profit	7,890	2,489	20,887	11,783
Selling, general and administrative expenses	6,601	2,169	16,528	9,462
Other (income) expense	(17)	(92)	(223)	(299)
Income before income taxes	1,306	411	4,582	2,621
Net income	$790	$711	$3,544	$2,331
Net income per common share:
Basic	$.03	$ .04	$.16	$.14
Diluted	$.03	$ .04	$.16	$.13
Weighted average shares outstanding:
Basic	25,593	17,384	21,561	17,193
Diluted	25,671	17,699	21,697	17,578

	December 31, 2005	December 31, 2004
Balance Sheet Data:
Cash & cash equivalents	$13,851	$15,784
Working capital	17,907	23,560
Total assets	79,294	35,407
Total liabilities	26,682	5,928
Shareholders' equity	$52,612	$29,479

Note: The results for the quarter and twelve months ended December 31, 2005 include the July 1, 2005 acquisition of Willtek Communications, GmbH